EXHIBIT 5.1

July 1, 2003

Sirenza Microdevices, Inc.

303 S. Technology Court

Broomfield, CO 80021

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the registration statement on Form S-3 filed by you with the Securities and Exchange Commission on July 1, 2003 (the “Registration Statement”) in connection with the registration for resale under the Securities Act of 1933, as amended, of up to 3,254,657 shares of your common stock, $0.001 par value per share (the “Shares”). All of the Shares are issued and outstanding. We understand that the Shares are to be offered for sale by the selling stockholder named in the Registration Statement, and that such sales may be made from time to time as described in the Registration Statement.

As your legal counsel, we have examined the proceedings taken by you in connection with the issuance and sale of the Shares, and such other proceedings and documents as we have deemed necessary or appropriate as a basis for the opinion given herein. It is our opinion that the Shares have been duly authorized and legally and validly issued and are fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation